SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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TOWER INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tower International, Inc.
17672 Laurel Park Drive North, Suite 400E
Livonia, Michigan 48152

March 22, 2013

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tower International, Inc. (the “Company”), which will be held in the Laurel Park Office Complex located at, 17672 Laurel Park Drive North, Livonia, Michigan at 11:00 a.m. local time on April 19, 2013.

This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the Company’s stockholders, including the election of three directors, a non-binding advisory vote on executive compensation, and ratification of the appointment of auditors. I urge you to read the accompanying Proxy Statement thoroughly. As described in greater detail in the Proxy Statement, the Board of Directors of the Company recommends a vote “FOR” each of the three directors, approval of a non-binding resolution to approve the compensation of the Company’s executive officers and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013. The Annual Meeting will also feature a report on the operations of the Company and a discussion period at which management will respond to appropriate questions.

We hope that you will be able to attend the Annual Meeting. However, whether or not you plan to attend in person, we ask that you complete, sign, date and return the enclosed proxy or voting instruction card(s) promptly in the enclosed envelope, or vote electronically through the Internet or by telephone, to ensure that your shares will be represented. If you do attend the Annual Meeting and wish to vote your shares personally, you may revoke your proxy at or prior to the Annual Meeting.

Sincerely yours,

Mark Malcolm
President and Chief Executive Officer

Tower International, Inc.
17672 Laurel Park Drive North, Suite 400E
Livonia, Michigan 48152

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON April 19, 2013

To the Stockholders of Tower International, Inc.

NOTICE IS HEREBY GIVEN regarding the 2013 Annual Meeting of Stockholders of Tower International, Inc. (the “Company”), as follows:

Date and Time	11:00 a.m., local time, on Friday, April 19, 2013
Location	17672 Laurel Park Drive North, Livonia, Michigan. Directions to attend the meeting in person may be obtained by contacting Investor Relations at (248) 675-6457.
Items of Business	Election of three directors to hold office for a term of three years;
Advisory vote on executive compensation;
Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and
Action upon such other business that may properly come before the Annual Meeting.
Record Date	The stockholders of record at the close of business on March 12, 2013 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.
Proxy Voting	It is important that your shares of common stock be represented and voted at the Annual Meeting. You should have received either a proxy card or a voting instruction card with the Proxy Statement. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares, you should have received a voting instruction card. You can vote your shares by completing and returning your proxy card or voting instruction card to the Company or to your broker, as applicable, or by voting electronically through the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card and are described in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By Resolution of the Board of Directors,

Nanette Dudek
Secretary

March 22, 2013

i

ii

TOWER INTERNATIONAL, INC.
17672 Laurel Park Drive North, Suite 400E
Livonia, Michigan 48152

PROXY STATEMENT

These proxy materials are being provided in connection with the 2013 Annual Meeting of Stockholders of Tower International, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and our Form 10-K 2012 Annual Report to Stockholders were first mailed to stockholders on or about March 22, 2013. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2013 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The Annual Meeting will be the Company’s regular, annual meeting of stockholders. You will be voting on the following matters at the Annual Meeting:

1.	election of three directors to hold office for a term of three years;
2.	a non-binding resolution approving the compensation of the Company’s executive officers;
3.	ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and
4.	any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.  For the election of Nicholas D. Chabraja, Dev Kapadia, and Mark Malcolm as directors;

2.  For the non-binding resolution approving the compensation of the Company’s executive officers; and

3.  For the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

Who is entitled to vote at the Annual Meeting?

The Board of Directors has set March 12, 2013 as the record date for the Annual Meeting (the “Record Date”). All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting. There were 20,857,022 shares of our common stock outstanding and entitled to vote as of the close of business on the Record Date.

How many votes must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. A “quorum” is a majority of the outstanding shares of common stock as of the Record Date. Your shares are counted as present at the Annual Meeting if either you are present at the Annual Meeting and vote in person, or a proxy card or voting instruction card has been properly submitted by you or on your behalf to the Company or your broker, as applicable. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee lacks the discretionary authority to vote on certain matters or has not received a completed voting instruction card providing voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and approve the other proposals?

Directors are elected by a plurality. Therefore, the three nominees that receive the most votes will be elected. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The advisory (non-binding) proposal to approve executive compensation and the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm each requires the affirmative vote of a majority of the shares represented at the meeting and actually voted on the matter. Abstentions and broker non-votes will have no effect on the outcome of these matters.

As of the Record Date, Tower International Holdings, LLC (the “Majority Stockholder”), the Company’s principal stockholder, held approximately 59.8% of the Company’s outstanding common stock. Cerberus Capital Management, L.P. (“CCM”; and, together with the funds and accounts affiliated with CCM, “Cerberus”), the manager of the Majority Stockholder, has indicated that it will vote the shares of the Company’s common stock owned by the Majority Stockholder in favor of each of the proposals described in this Proxy Statement. If CCM votes as it has indicated, its vote is sufficient to satisfy the quorum and voting requirements necessary to adopt the proposals set forth in this Proxy Statement.

How do I vote by proxy?

You should have received either a proxy card or a voting instruction card with the Proxy Statement. If you hold your shares directly, you should have received a proxy card. If you are not the named holder of your shares (i.e., you hold your shares through a broker or other nominee), you should have received a voting instruction card. You can vote your shares by completing your proxy card or voting instruction card and returning your proxy card to the Company or your voting instruction card to your broker, as applicable, in the envelope provided with this Proxy Statement, or by voting electronically through the Internet or by telephone. Please see your proxy card or voting instruction card, as applicable, for more information on how to vote.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you sign and return your proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted by the proxies in accordance with the recommendations of the Board of Directors. The Board of Directors has designated Mark Malcolm, Dev Kapadia and Nanette Dudek as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted by the proxies in accordance with your indicated choice.

If you are a beneficial owner and hold your shares through a broker or other nominee and do not return your voting instruction card to your broker, the broker or other nominee has the ability to vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, the uncontested election of directors at a stockholder meeting is not considered a routine matter. Therefore, brokers do not have discretion to vote on the uncontested election of directors. Similarly, brokers do not have discretion to vote your shares with respect to the advisory vote on executive compensation.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting. If you hold your shares directly, you may revoke your proxy by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy card to the Company or by voting in person at the Annual Meeting. If you do not hold your shares in your name, you may change your vote by complying with the instructions set forth in your voting instruction card. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 19, 2013:

The Proxy Statement and the accompanying Form 10-K Annual Report to Stockholders are available at: www.proxyvote.com.

THE PROPOSALS
Proposal No. 1 — The Election of Directors

Stockholders will be asked to elect three directors to serve on the Board of Directors at the Annual Meeting. The Company’s Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than fifteen directors, with the exact number to be fixed by the Board of Directors (subject to modification by stockholders having the right to vote at least 50% in voting power of the Company’s outstanding voting stock so long as the Majority Stockholder, its affiliates and its transferees continue to own at least 50% of the Company’s outstanding common stock). The Board of Directors has fixed the current number of directors at nine.

The Company’s Certificate of Incorporation divides the Board of Directors into three classes, as nearly equal in number as possible, with the terms of office of the directors of each Class ending in different years. Each class has three directors. The terms of directors in Classes I, II, and III end at the Annual Meetings in 2014, 2015, and 2013, respectively.

The Board of Directors has nominated Nicholas D. Chabraja, Dev Kapadia, and Mark Malcolm for election as Class III directors for three-year terms expiring at the 2016 Annual Meeting. When elected, directors hold office for a three-year term and until the election and qualification of their respective successors in office or until any such director’s earlier resignation or removal.

Please see “Directors and Executive Officers — Nominees and Continuing Directors” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, including their respective business experience and other pertinent information.

Directors are elected by a plurality. Therefore, the three nominees who receive the most votes will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the three nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors unanimously recommends that you vote FOR the election of Nicholas D. Chabraja, Dev Kapadia, and Mark Malcolm as directors.

Proposal No. 2 — Advisory Vote on Executive Compensation

In accordance with SEC rules, stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive compensation program satisfies this goal.

The Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by our Compensation Committee regarding executive compensation in detail.

The Company requests stockholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Committee Report, the Compensation Discussion and Analysis and the compensation tables).

As an advisory vote, this proposal is not binding. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs as the Compensation Committee deems appropriate. In 2012, 95% of the votes cast by our stockholders approved of our 2011 executive compensation.

If no voting specification is made on a properly voted proxy card, the proxies named on the proxy card will vote “FOR” the approval of the compensation of the named executive officers as disclosed in this Proxy Statement and described in this Proposal 2.

The Board of Directors unanimously recommends that you vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

Proposal No. 3 — Ratification of the Appointment of Deloitte & Touche LLP

The Audit Committee of the Company’s Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company as of December 31, 2013, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify this selection. Deloitte & Touche LLP has audited the Company’s financial statements beginning with the fiscal period ended December 31, 2007.

The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors and tax advisors. The Company has also been advised that representatives of Deloitte & Touche LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Assuming that a quorum is present, the affirmative vote of a majority of the shares of common stock voted at the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Abstentions and broker non-votes will have no effect on this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as background information relating to each individual’s business experience, qualifications, attributes and skills and why the Board of Directors and Nominating and Corporate Governance Committee believe each individual is a valuable member of the Board of Directors.

Nominees for Election

Name and Experience	Class	Director Since
Nicholas D. Chabraja, age 70, is the Chairman of the Board of the Company, a position which he has held since he was elected to the Board in 2010. He has been a member of the board of directors of General Dynamics, an aerospace and defense industry contractor, since 1994. Mr. Chabraja was Chairman and Chief Executive Officer of General Dynamics from 1997 to 2009. He served General Dynamics as non-executive chairman from 2009 to May 2010. Previously, Mr. Chabraja had been vice chairman of General Dynamics. He joined General Dynamics in 1993 as senior vice president and general counsel. From 1994 to 1996, Mr. Chabraja was an executive vice president of General Dynamics, with the company’s strategic planning, finance, legal and investor relations functions reporting to him. Prior to joining General Dynamics, Mr. Chabraja was a senior partner in the Chicago law firm of Jenner & Block. Mr. Chabraja has served as a director of Northern Trust Corporation since 2007. He previously served as a director of Ceridian Corporation from 2001 to 2007 (and as a director of Ceridian Corporation’s predecessor from 1998 – 2001). Mr. Chabraja was elected to our Board based on his executive level experience at General Dynamics, his understanding of corporate governance and his experience on the boards of directors of General Dynamics, Northern Trust Corporation and Ceridian Corporation.	III	2010
Dev Kapadia, age 41, has been a Managing Director of CCM since 2003. As such, one of his principal responsibilities has been to monitor Cerberus’ debt and equity investments in the Company. From 1996 to 2003, Mr. Kapadia served in various capacities with The Carlyle Group, a global private investment firm, and Carlyle Management Group, an affiliate of The Carlyle Group dedicated to turnaround and special situation investments. Prior to joining Carlyle in 1996, Mr. Kapadia was a financial analyst with Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. Kapadia serves on the boards of directors of several privately held companies. He was elected to our Board based on his knowledge of the Company and its predecessors and his experience as a board member of, and senior executive with private equity firms that invest in, other manufacturing companies.	III	2007
Mark Malcolm, age 59, has been the President and Chief Executive Officer of the Company since August 1, 2007. Prior to assuming that role, Mr. Malcolm served as a senior member of CCM’s operations team from January 2006 to July 2007 and played a leading role on behalf of CCM in the 2007 acquisition of the Company from Tower Automotive, Inc., the Company’s predecessor (the “Predecessor”). Before joining CCM, Mr. Malcolm spent 28 years at Ford Motor Company in a variety of senior financial positions, including Executive Vice President and Controller of Ford Motor Credit from 2004 to 2005, Director of Finance and Strategy for Global Purchasing from 2002 to 2004 and Director of Worldwide Accounting from 2000 to 2002. Mr. Malcolm was elected to our Board based on his industry knowledge, his familiarity with all aspects of the Company’s business and his experience and perspective as the Company’s Chief Executive Officer.	III	2007

Continuing Directors

Name and Experience	Class	Director Since
James Chapman, age 50, has been an advisory director of SkyWorks Capital, LLC, an aviation management services and consulting company, since 2004. Prior to joining SkyWorks, Mr. Chapman held a variety of investment banking positions across a range of industries. Mr. Chapman currently serves on the board of directors of Aercap Holdings N.V. and Tembec Holdings Inc., and served on such boards when these companies were public within the past five years. Within the past five years, Mr. Chapman served on the boards of Scottish Re Group Limited and Coinmach Service Corp. He has also served on the boards of SSA Global Technologies, Inc., Anchor Glass Container Corporation, and Teleglobe International Holdings Ltd. Mr. Chapman was elected to our Board based on his financial and industry experience, as well as his service on the boards of other Cerberus portfolio companies.	II	2010
Dennis Donovan, age 64, was appointed to Vice Chairman of COAC, an affiliate of CCM that provides operational and other advice to Cerberus’ portfolio companies, in 2012. He was a Senior Advisor to the firm from 2009 to 2012. From 2008 to 2009, Mr. Donovan was a senior executive and director of COAC. He joined COAC in 2007 as Chief Human Resource Officer. Mr. Donovan previously served as Executive Vice President, Human Resources at The Home Depot (home improvement retailer), from 2001 to 2007. He was Senior Vice President, Human Resources at Raytheon (technology provider to defense, homeland security and other governmental markets) from 1998 to 2001. Mr. Donovan spent 26 years at GE (a conglomerate), working in a number of the company’s businesses and at the corporate headquarters. He was made an officer of GE in 1991. Mr. Donovan has been a Managing Director and a member of the compensation committee of the Traxis Group, B.V., an affiliate of CCM, since 2008. He has also served on the boards and compensation committees of School Bus Holdings, Traxis Financial Group and Nabi Optima Holdings, affiliates of CCM engaged in the manufacturing, financing and sales of vehicles in the transportation sector. Mr. Donovan was an advisor to our Board and Compensation Committee during 2009 to 2010 and to the boards and compensation committees of GMI Holding Corporation, a textile company; Freedom Group, Inc., a manufacturer of sporting goods products; and NewPage Corporation, a manufacturer, marketer and distributor of printed paper; all affiliates of CCM.	I	2010
Frank E. English, Jr., age 67, became a member of our Board on August 24, 2010, transitioned to senior advisor status on September 28, 2010 and was again appointed to our Board on May 17, 2011. Mr. English served as a Senior Advisor at Morgan Stanley & Co. from his retirement from that global financial services firm in 2009 through March 2011. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley & Co., most recently as Managing Director and Vice Chairman of Investment Banking from 2002 to 2009. Prior to that, Mr. English held positions in research, investment banking, capital markets and fixed income at Morgan Stanley & Co. Mr. English spent a considerable part of his career at Morgan Stanley & Co. analyzing and advising companies in the automotive industry. Since 2009, Mr. English has been a director of Arthur J. Gallagher & Co. Since April 2011, Mr. English has served as a Senior Advisor to W.W. Grainger, Inc. Mr. English was elected to the board of directors of CBOE Holdings, Inc. in June, 2012.	I	2011

Name and Experience	Class	Director Since
Chan Galbato, age 50, is the CEO of Cerberus Operations and Advisory Company (“COAC”), an affiliate of Cerberus Capital Management that provides operational support to Cerberus’ portfolio companies. Prior to joining Cerberus in 2009, Mr. Galbato owned and managed CWG Hillside Investments LLC, a consulting business providing operational and strategic turnaround expertise to chief executive officers of portfolio-based companies from 2007 to 2009. From 2005 to 2007, Mr. Galbato was President and CEO of the Controls division of Invensys plc, a global technology company. Prior to his position with Invensys, he served as President of Services of The Home Depot (2003 to 2005); President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries, (2001 to 2003); Chief Executive Officer of Choice Parts (2000 to 2001); and Chief Executive Officer of Coregis Insurance Company, a GE Capital company (1998 to 2000). Prior to that, Mr. Galbato held various leadership positions within General Electric’s technology and industrial businesses. Since 2006, Mr. Galbato has served as a director of Brady Corporation and currently serves as Lead Director of that corporation. In addition, Mr. Galbato is Chairman of YP Holdings LLC, Bluebird Corporation, and North American Bus Industries, Inc. He also serves on the Board of Steward Health Care LLC. Mr. Galbato was elected to our Board based on his operational experience with large companies.	II	2010
Jonathan Gallen, age 53, is the president and sole principal of Ahab Capital Management, Inc., which manages Ahab Partners, L.P. and is the investment advisor to Ahab International, Ltd. In that role, which he has performed since 1993, Mr. Gallen is responsible for the investment decisions made with respect to these funds’ assets. Prior to joining Ahab Capital Management, Mr. Gallen formed and operated a sports memorabilia business from 1990 to 1993. Mr. Gallen also served on the board of directors of Anchor Glass Container Corporation. Mr. Gallen was elected to our Board based on his financial and industry experience, as well as his service on the boards of other Cerberus portfolio companies.	I	2010
Ronald Kolka, age 53, joined COAC in December 2009 as Senior Operations Executive. Prior to COAC, he was appointed Executive Vice President and Chief Financial Officer of Chrysler LLC (“Chrysler”) in 2007. While with Chrysler, Mr. Kolka was responsible for all finance activities, including Controlling, Treasury, Tax, Audit, Global Volume Planning, International Activities (including Canada and Mexico) and Information Technology. He also served in the Office of the Chairman. Mr. Kolka joined Chrysler Corporation in 1986 in the Corporate Accounting area and held domestic and international positions of increasing responsibility. He has served as a member of the board of directors of BlueLinx Holdings, Inc. since August, 2012.	II	2012

Executive Officers

Set forth below are the names and ages of the executive officers of the Company who do not also serve as directors, as well as background information relating to each such individual’s business experience.

James Gouin, age 53, has served as the Executive Vice President and Chief Financial Officer of the Company since November 1, 2007. Prior to joining the Company, Mr. Gouin served in 2007 as a senior managing director of the corporate financial practice of FTI Consulting, Inc., a business advisory firm. Prior to joining FTI, Mr. Gouin spent 28 years at Ford Motor Company in a variety of senior positions, including as the Vice President, Finance and Global Corporate Controller from 2003 to 2006 and as the Vice President of Finance, Strategy and Business Development of Ford Motor Company’s International Operations from 2006 to 2007.

Michael Rajkovic, age 51, has been the Executive Vice President and Chief Operating Officer of the Company since August 1, 2007. Prior to assuming that role, Mr. Rajkovic served as a senior member of CCM’s operations team from August 2006 to August 2007 and assisted Mr. Malcolm in various aspects of the 2007 acquisition of the Company from the Predecessor. Since April 11, 2011, Mr. Rajkovic has also served as the President of Tower Defense & Aerospace, LLC. Before joining CCM, Mr. Rajkovic was Executive Vice President and Chief Financial Officer of United States Can Corporation, a global packaging company, from May 2005 to March 2006. Prior to his service with U.S. Can Corporation, Mr. Rajkovic served as Vice President of Finance, North America and as Chairman of the Canadian subsidiary of The Goodyear Tire and Rubber Company, an automotive products manufacturer, from August 2003 to May 2005. Prior to that period, Mr. Rajkovic held a variety of manufacturing and finance positions within Visteon Corporation, a manufacturer of climate, interior, electronic and lighting products for automobiles, from January 2000 to August 2003.

James Bernard, age 49, has been President, Americas for the Company since August 15, 2011. Prior to being elected President, Americas, Mr. Bernard was the Company’s Senior Vice President, Global Sales and Business Development, a position held since March 2011. From 2007 to 2011 Mr. Bernard was the Company’s Vice President, North American Sales and Program Management and from 2003 to 2007 Mr. Bernard was the Company’s Vice President, North American Sales and Technology.

Pär Malmhagen, age 50, joined the Company on June 1, 2012 as President, Tower Europe. From 1992 to 2012 at Autoliv Inc., a leading global developer and manufacturer of automotive safety systems, Mr. Malmhagen held senior leadership positions in Europe and internationally, including, simultaneously, Vice President Sales Europe and Vice President Volkswagen Global Business Unit from 2009 to 2012, Senior Vice President European Seat Belt Division from 2006 to 2009, Vice President European Technology Center North from 2005 to 2006, Managing Director Eastern Europe, Hungary and South Africa from 1999 to 2005, General Manager China from 1997 to 1999, and Controller Global Ford Account from 1995 to 1997. In addition, Mr. Malmhagen was a supervisory member of Norma AG from May 2007 through June of 2012.

William Cook, age 61, has been the Company’s Senior Vice President, Global Human Resources since September 2007. From 2001 to 2007 he held senior human resource leadership positions at The Goodyear Tire & Rubber Company in Akron, Ohio, including four years as Vice President of Human Resources for Goodyear North American Tire. During a fifteen year career at United Technologies Corporation Mr. Cook held key leadership positions, including four years as head of human resources for Carrier Corporation Residential and Light Commercial Systems, a supplier of heating and air conditioning equipment, and eight years as head of human resources for Otis Elevator Asia-Pacific, a supplier of elevators and escalators.

Jeffrey L. Kersten, age 45, has been the Company’s and Predecessor’s Senior Vice President and Corporate Controller since February 1, 2007. He transitioned to that position from the position of Senior Vice President, Restructuring, which he held since October 2006 with the Predecessor. From 2004 to 2006, Mr. Kersten was the Predecessor’s Senior Vice President, Strategy and Business Development. Mr. Kersten joined the Predecessor in 1997, holding financial positions within the Predecessor’s Grand Rapids, Michigan offices until 2001, when he relocated to France and became the Predecessor’s European Regional Finance Leader. Mr. Kersten began his career in 1990 with the accounting firm of Arthur Andersen, where he remained until 1997, specializing in mergers and acquisitions.

Paul Radkoski, age 53, has served as the Predecessor’s and the Company’s Senior Vice President, Global Purchasing, since March 2006. Prior to joining the Predecessor, Mr. Radkoski held various positions within Visteon Corporation, an automotive supplier, from 2000 until 2006, including the position of Vice President, North America Purchasing and Supplier Management from 2005 to 2006. Earlier in his career, Mr. Radkoski held various purchasing, manufacturing and logistics positions with Lear Corporation from 1997 to 2000 and automobile manufacturers BMW (from 1993 to 1997) and Honda of North America (from 1986 to 1993).

Mr. Kersten was an officer of the Predecessor when the Predecessor filed for bankruptcy protection in 2005. Mr. Radkoski joined the Predecessor after it filed for bankruptcy protection. Mr. Galbato was President and CEO of Armstrong Floor Products, the largest division of Armstrong World Industries, Inc. (2001 – 2003) after Armstrong World Industries filed for bankruptcy protection.

THE BOARD OF DIRECTORS

Director Independence

The Board of Directors has affirmatively determined that each of Nicholas Chabraja, James Chapman, Frank English and Jonathan Gallen is independent as defined in accordance with the listing standards of the New York Stock Exchange (the “NYSE”). To be considered “independent,” a director must be determined by the Board of Directors to have no relevant material relationship with the Company, other than as a director of the Company.

The Majority Stockholder controls a majority of our outstanding common stock. As a result, the Company is a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that a majority of the Company’s Board consist of independent directors;
•	the requirement that the Company have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purposes and responsibilities;
•	the requirement that the Company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purposes and responsibilities; and
•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

The Company currently utilizes these exemptions, although the Board has adopted written charters for the Board’s Nominating and Corporate Governance Committee and for the Board’s Compensation Committee. The Board also intends to conduct annual performance evaluations of both committees. As a controlled company, the Company does not have a majority of independent directors and does not have a compensation committee or nominating and corporate governance committee consisting entirely of independent directors.

Structure

Generally

The Company seeks to maintain an appropriate balance between management and the Board of Directors. The Company does not have a specific policy regarding the separation of the offices of Chairman of the Board and CEO. The Board believes that it is in the best interests of the Company for the Board to make a determination regarding whether or not to separate the roles of Chairman and CEO based upon the circumstances. The Board believes that presently it is in the best interests of the Company that the positions of Chairman of the Board and CEO are separate. The Board believes that this separation is presently appropriate as it allowed the Company to attract Mr. Chabraja to join the Board. The policy also allows the CEO to focus primarily on leading the day-to-day operations of the Company while the Chairman can focus on leading the Board in the performance of its duties. The Board acknowledges that there may be circumstances in the future when it is in the best interests of the Company to combine the positions of Chairman of the Board and CEO.

The Board is obligated to conduct periodic executive sessions of the directors without those directors who are also executive officers of the Company. These directors shall designate one of their number to preside at each session, although it need not be the same director at each session. The Chairman of the Board, as long as he or she is not a member of management, will chair these meetings.

Risk Oversight

The Board has delegated certain duties with respect to risk oversight for the Company to the Board’s Audit Committee. The Audit Committee’s charter identifies the following as falling within the Audit Committee’s purview:

“The Audit Committee shall discuss guidelines and policies developed by Company management and the Board with respect to risk assessment and risk management and the steps that the Company’s management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls. The Committee shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.”

The Audit Committee is charged with the responsibility of reporting back to the full Board with respect to its assessments.

In establishing appropriate compensation levels and programs, the Board’s Compensation Committee considers, among other things, the extent to which the Company’s compensation policies and programs encourage the monitoring and control of risk exposure. The Compensation Committee is also required to report back to the full Board with respect to its assessments.

Meetings of the Board

The Board held six meetings during the year ended December 31, 2012. Each director attended at least 75% of all board and applicable committee meetings in 2012 held while such director was a member of the Board or the applicable committee.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee, among other things, assists the Board in its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications, independence, compensation and performance of the Company’s independent auditors, the systems of internal accounting and financial controls utilized by the Company, the performance of the internal audit function, the compliance of the Company with legal and regulatory requirements and compliance with the Company’s Code of Business Conduct and Ethics. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.” The Audit Committee held eight meetings during 2012.

The Audit Committee currently consists of Messrs. Chapman, English and Gallen. The Board of Directors has affirmatively determined that Messrs. Chapman, English and Gallen all meet the audit committee independence requirements as defined in the applicable NYSE and SEC rules. Mr. Chapman is the Chairman of the Committee. The Board of Directors has determined that each member of the Committee is “financially literate” as required by the listing standards of the NYSE, as such qualification is interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that Mr. Chapman qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The Compensation Committee, among other things, facilitates our Board’s discharge of its responsibilities relating to the evaluation and compensation of our executives, oversees the administration of our compensation plans, reviews and determines board member compensation and prepares any report on executive compensation required by the rules and regulations of the SEC and the listing standards of the NYSE. The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,”

“Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.” The Compensation Committee held four meetings during 2012.

The Compensation Committee currently consists of Messrs. Chabraja, Donovan and Kapadia. Mr. Kapadia is the Chairman of the Committee. Because the Company is a “controlled company”, there is no requirement that any member of the Compensation Committee satisfy NYSE or SEC independence requirements.

Role of Compensation Consultants.  During 2012, the Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist in the development of the 2012 equity awards under the Company’s 2010 Equity Incentive Plan and to provide advice and comparative analyses of the various elements of executive compensation. Meridian does not provide any other services as an independent consultant to the Company.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, (i) reviewing the qualifications of, and recommending to our Board, proposed nominees for election to our Board, consistent with criteria approved by our Board, (ii) selecting, or recommending that our Board select, the director nominees for the next annual meeting of stockholders, (iii) developing, evaluating and recommending to our Board corporate governance practices applicable to the Company and (iv) leading our Board in an annual review of the Board and management. The Committee is also responsible for establishing procedures for the consideration of Board candidates recommended by stockholders, including potential nominees for election, as described in greater detail below under “Director Nomination Process.” The Committee is governed by a charter adopted by the Board of Directors. The charter is available on the Company’s website at www.towerinternational.com by following the links to “Investor Relations,” “Corporate Governance” and “Committee Charters” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.” The Nominating and Corporate Governance Committee held four meetings during 2012.

The Nominating and Corporate Governance Committee consists of Messrs Chabraja, Galbato and Kapadia. Mr. Chabraja, who has been determined by our Board to be independent, is Chairman of the Committee. Because the Company is a “controlled company”, there is no requirement that any member of the Nominating and Corporate Governance Committee satisfy NYSE or SEC independence requirements.

Director Nomination Process.  The Nominating and Corporate Governance Committee is responsible for identifying candidates for director nominees. The Board has adopted the following guidelines for the Committee:

“The Nominating and Corporate Governance Committee will consider (a) minimum individual qualifications, including strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, which may include age, gender and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. The Board should monitor the mix of specific experience, qualifications and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.”

The Nominating and Corporate Governance Committee will consider these criteria in the context of the perceived needs of the Board as a whole and intends to seek to achieve a diversity of experience and personal backgrounds on the Board. The Committee will use the same criteria in determining whether to recommend stockholder nominations of candidates for director made pursuant to the procedures set forth in the Company’s Bylaws and described in greater detail below under “Additional Information — Stockholder Proposals and Nominations for Director.”

Non-Employee Director Compensation

During 2012 the Company provided the following compensation to Board members who are not employed by us:

•	an annual retainer of $150,000, or $300,000 in the case of the Chairman of the Board;
•	additional annual compensation of $10,000 to the chairman of our Audit Committee;
•	additional annual compensation of $5,000 to the chairman of each of our other standing Board committees.

The Board has the discretion to convert up to one half of the annual retainer into equity interests in the Company.

The Company also reimburses each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. Board members do not participate in a nonqualified deferred compensation plan and we do not pay any life insurance policies for our Board members.

Contacting the Board of Directors

Any stockholder who desires to communicate with individual directors, a committee of the Board, the Board of Directors as a group, the directors who are not also executive officers as a group or the independent directors as a group, may do so by writing to the Board of Directors, c/o the Secretary of the Company, 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, or sending an e-mail to Corporate_Secretary@towerinternational.com. In either instance, the Secretary will forward such communications to the appropriate party. Such communications may be done confidentially.

All communications will be received and processed by the Secretary of the Company. Unless indicated otherwise, communications about accounting, internal control and audits will be referred to the Audit Committee.

All communications required by law or regulation to be relayed to the Board of Directors will be relayed immediately after receipt. Any communications received by management from stockholders or other interested parties which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the party specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the party does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that management, using its judgment, determines should be relayed to the Board.

Employees may also report misconduct, raise issues or simply ask questions, including with respect to any questionable accounting, internal control or auditing matters concerning the Company, without fear of dismissal or retaliation of any kind. Reports may be made confidentially and/or anonymously through the Company’s Whistleblower Hotline, 888-475-9498.

Corporate Governance

The Company will monitor developments in the area of corporate governance and routinely review its processes and procedures in light of such developments. Accordingly, the Company will review federal laws affecting corporate governance such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act as well as various rules promulgated by the SEC and the NYSE.

Corporate Governance Guidelines

In furtherance of this practice, the Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address, among other things: the role and responsibility of the Board of Directors; Board structure, composition and size; director independence; director qualifications; Board meetings; Board committees; and expectations of Board members. The full text of the Company’s Corporate Governance Guidelines is available on the Company’s website www.towerinternational.com by following links to “Investor Relations,” “Corporate Governance,” “Governance Documents” and “Corporate Governance

Guidelines” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.”

Code of Conduct

The Board of Directors has also adopted a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all of the Company’s employees as well as the members of the Board of Directors. The Code of Conduct, together with the Corporate Governance Guidelines, serves as the foundation for the Company’s system of corporate governance. Among other things, the Code of Conduct: provides guidance for maintaining ethical behavior; requires that directors and employees, including officers, comply with applicable laws and regulations; provides guidance for protecting confidential information and Company assets; regulates conflicts of interest; addresses the Company’s policies with respect to gifts and political contributions; and provides mechanisms for reporting violations of the Company’s policies and procedures, including the Code of Conduct. The full text of the Code of Conduct is available on the Company’s website www.towerinternational.com by following links to “Investor Relations,” “Corporate Governance,” “Governance Documents” and “Code of Conduct” or upon written request to the Company, as set forth below under “Additional Information — Annual Report; Financial and Other Information.”

Audit Committee Matters

Audit Committee Report

The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility with respect to the financial statements and the reporting process of the Company. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles. The Audit Committee hereby reports as follows:

1.  The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2012, with the Company’s management.

2.  The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.  The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the independence of that firm.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Respectfully submitted,

James Chapman, Chairman
Frank E. English, Jr.
Jonathan Gallen

Pre-Approval Policies and Procedures

The Audit Committee has adopted a written policy for the pre-approval of audit, audit-related and non-audit services to be provided by the Company’s independent registered public accounting firm. In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm.

Audit, Audit-Related and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Deloitte & Touche LLP, for the years indicated, all of which were pre-approved by the Audit Committee or the Board of Directors of the Company (amounts in thousands).

	Year Ended December 31,
Nature of the Fees	2012	2011
Audit fees	$2,060	$2,155
Audit-related fees	21	210
Tax fees	340	40
All other fees	—	—
Total	$2,421	$2,405

Audit Fees — Consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting and the review of financial statements included in the Company’s Forms 10-Q, or services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory or regulatory filings or engagements for the applicable years. Such services include those associated with reports or other documents filed with the SEC, such as the issuance of consents, filings on Form 8-K, responding to SEC comment letters or other inquiries by regulators related to accounting or disclosure matters, as well as the issuance of comfort letters related to securities offerings, as applicable.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attestation services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions and investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning and tax advice. Corporate tax services encompass a variety of permissible services, including: technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the various components of compensation paid in 2012 to the Named Executive Officers (“NEOs”) of the Company. As used in this proxy statement, the term “NEOs” refers to:

•	Mark Malcolm, our President and Chief Executive Officer;
•	James Gouin, our Executive Vice President and Chief Financial Officer;
•	Michael Rajkovic, our Executive Vice President and Chief Operating Officer;
•	James Bernard, our President, Americas; and
•	William Cook, our Senior Vice President, Global Human Resources.

Compensation Program Objectives and Philosophy

The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term shareholder value creation (ii) attract and retain talented executive officers with the skills necessary to successfully manage our business, and (iii) align the interests of our executive officers with stockholders by rewarding them for strong company performance. In support of these objectives, we:

•	Weight a significant proportion of NEO compensation toward variable pay elements — in 2012, 57% to 80% of NEO total compensation is delivered in annual or long-term incentive compensation,
•	Target NEO total compensation package competitive with peers — we regularly compare our NEOs’ total compensation levels with companies of a similar size and complexity in our industry and related industries,
•	Deliver a meaningful proportion of NEO compensation in share-based incentives — in 2012, 22% to 54% of NEO total compensation is delivered in the form of stock options or restricted stock units (“RSUs”).

Compensation-Setting Process

The Compensation Committee of our Board has responsibility for oversight and review of our total executive compensation strategy, including the design and monitoring of our executive compensation plans such as our annual incentive bonus plan and our 2010 Equity Incentive Plan. In addition, the Compensation Committee reviews, and recommends to our Board, the compensation of our Chief Executive Officer and executive officers, including each of our NEOs. In reviewing and recommending compensation for our NEOs, the Compensation Committee evaluates the compensation components that it believes support our compensation objectives and philosophy.

As part of its responsibilities, the Compensation Committee reviews the appropriateness and effectiveness of our compensation programs and approves target award opportunities and performance criteria to be utilized in our annual incentive bonus plan. In addition, the Compensation Committee is responsible for developing, implementing and monitoring equity-based awards and long-term incentive plans.

In 2012, the Compensation Committee engaged an independent consultant, Meridian Compensation Partners, LLC (“Meridian”), to provide it with advice and comparative analyses of various elements of executive compensation, including annual salary, annual variable bonus, total targeted annual cash compensation and long-term incentives. Meridian does not provide any services as an independent compensation consultant to management and it had no relationship with management prior to its engagement by the Compensation Committee. In Meridian’s view, our executive compensation design and structure would not likely encourage excessive risk-taking behaviors.

The Compensation Committee considers competitive market practices with respect to the compensation of our NEOs. In its discretion, the Compensation Committee also considers compensation levels of executives holding similar positions at other domestic and international manufacturing companies that the Committee views as comparable in size and complexity of business, with additional consideration given to individual credentials. For 2012, this peer group consisted of the following 13 companies, including similarly sized companies in automotive supplier and manufacturing sectors: American Axle & Manufacturing Holdings, Inc.,

BorgWarner Inc., Cooper Tire & Rubber Co., Dana Holding Corporation, Federal-Mogul Corporation, Linamar Corporation, Martinrea International Inc., Meritor Inc., Modine Manufacturing Company, OshKosh Corporation, Tenneco Inc., Visteon Corporation, and Westinghouse Air Brake Corporation.

Although the Compensation Committee reviews the compensation data and practices of our peer group, the Committee does not adhere to strict formulas or identify specific target percentiles with respect to such data and practices to recommend the total compensation or mix of compensation elements for our executives. Instead, the Committee collectively considers various factors in exercising its discretion to recommend overall compensation, including the experience, responsibilities and performance of individuals as well as the Company’s overall financial performance. In making compensation recommendations, the Compensation Committee has not determined that compensation elements are to be set according to a pre-set or formulaic mix. The Compensation Committee retains full discretion to consider or disregard data collected through peer group studies in the course of recommending executive compensation levels. Compensation levels are also considered in the context of individual and Company performance, retention concerns, the importance of the position and internal equity.

Role of Executive Officers in Executive Compensation

The Compensation Committee recommends the total compensation for our Chief Executive Officer to our Board. Our Chief Executive Officer plays no role in determining his own compensation.

The Compensation Committee also recommends the total compensation of our other NEOs acting with advice from our Chief Executive Officer to our Board. Although the Compensation Committee utilizes and considers comments, advice and recommendations of our Chief Executive Officer, the final decision with respect to compensation levels and components of the other NEOs remains with our Board.

Components of Compensation

The principal components of our compensation programs for the NEOs are: annual base salary; annual incentive; long term equity incentive awards; retirement benefits; severance benefits; perquisites; and employment agreements, which contain termination benefits. The Compensation Committee considers all such components to be an appropriate compensation package for our NEOs. The charts below illustrate the general mix of salary, annual incentive and long-term incentive among our NEOs in 2012.

Annual Base Salary

We use base salary to attract and retain highly qualified executive officers. When recommending base salaries for the NEOs, the Compensation Committee and the Chief Executive Officer (other than for himself) consider a number of factors, including the seniority, skills and experience of the individual, the individual’s prior salary, the functional role of the position, and the level of the NEO’s responsibilities. The leading factors in recommending increases in base salary include the performance, experience and skills of the individuals, and market compensation levels for senior executives with similar levels of experience and skills.

None of our NEOs received an increase to his annual rate of base salary during 2012. Except for Mr. Bernard who received his last increase in August of 2011 when he became our President, Americas, none of the other NEOs have received an increase to his annual rate of base salary since August, 2010.

Annual Incentive Compensation

We believe that annual cash incentive awards motivate our NEOs and reward them for annual business results that help create value for our stockholders. Each year, the Compensation Committee establishes an annual incentive bonus plan for the NEOs based on one or more performance measures and determines the relative weighting of each measure. Each year’s annual incentive bonus plan is a restatement of the same Tower Bonus Plan that was adopted in 2010. Other hourly and salaried employees participate in our annual incentive bonus plan as well.

In February, 2012, the Compensation Committee approved the 2012 Tower Bonus Plan, established the level of performance necessary for the NEOs to earn their targeted payouts and assigned each NEO a target percentage of base salary. Cash incentive awards are permitted to the extent selected operating results meet or exceed threshold levels of performance established by the Compensation Committee for the performance year.

For 2012, the Compensation Committee designated (1) “Adjusted EBITDA”, (2) “Free Cash Flow”, (3) “Adjusted EBITDA Change in Controllable Factors” (which excludes the impact of volume, mix and foreign exchange) and (4) “Increase in 2014 Sales Backlog” as the four financial measures used to determine payouts. Adjusted EBITDA performance accounted for 40% of the total award, Free Cash Flow performance accounted for 30% of the total award, Adjusted EBITDA Change in Controllable Factors performance accounted for 15% of the total award and Increase in 2014 Sales Backlog accounted for 15% of the total award.

The performance necessary for the NEOs to earn their targeted payouts was established by the Compensation Committee at levels intended to be challenging, attainable and aligned with our 2012 business plan. The Compensation Committee retained discretion to adjust the calculation of its financial measures to account for unanticipated events.

For purposes of the 2012 Tower Bonus Plan:

Adjusted EBITDA is defined as net income/(loss) before interest, taxes, depreciation, amortization, restructuring items and other adjustments described in our reports filed with the Securities and Exchange Commission. The Compensation Committee chose this as a performance measure because it is consistent with how analysts and many investors evaluate the business.

Free Cash Flow is defined as cash flow from operations less capital expenditures. The Compensation Committee designated Free Cash Flow as a performance measure in order to focus our management on freeing up cash to de-lever the business and fund profitable growth.

Adjusted EBITDA Change in Controllable Factors is defined as the change in Adjusted EBITDA in 2012 versus 2011, excluding the impact of volume (customer demand), product mix and foreign exchange. We determine the impact of volume, mix and foreign exchange on Adjusted EBITDA pursuant to policies that we utilize to manage our business and measure our performance throughout the year. The Compensation Committee excluded the impact of volume, mix and foreign exchange in order to focus management on those elements of cost and efficiency that management can most influence in the near term.

Increase in 2014 Sales Backlog is defined as the estimated increase in revenue for 2014 vs. 2013 from new business wins net of losses, compared to the status of this metric on January 1, 2012. The Compensation Committee included the Increase in 2014 Sales Backlog measure to encourage NEOs and other employees to focus on profitable organic revenue growth.

The 2012 Tower Bonus Plan established a scale for each performance measure displaying the percent payout relative to a 100% target bonus payout at varying achievement levels. Each scale shows a threshold amount that must be satisfied to earn a payment and the amount necessary to achieve a 100% payout. The maximum payout under the plan is two (2) times the target payout and payout percentages are adjusted ratably between bands of payout percentages. The following scale, which was adjusted to account for the sale of our Korean subsidiary in December 2012, shows the payouts at various achievement levels:

Adjusted EBITDA 40%		Free Cash Flow 30%		Adjusted EBITDA Change in Controllable Factors 15%		Increase in 2014 Sales Backlog 15%
Achievement ($Mils)	Payout (%)	Achievement ($Mils)	Payout (%)	Achievement ($Mils)	Payout (%)	Achievement ($Mils)	Payout (%)
$158	0%	($42)	0%	($19)	0%	$0	0%
$168	50%	($37)	50%	($14)	50%	$25	50%
$173	100%	($27)	100%	($11)	100%	$50	100%
$193	110%	($12)	110%	$1	110%	$100	110%
$203	120%	($2)	120%	$6	120%	$125	120%
$233	180%	$28	180%	$21	180%	$200	180%

For 2012, we met the thresholds necessary to pay bonuses under the 2012 Tower Bonus Plan for each metric.

Our 2012 Adjusted EBITDA for purposes of the bonus calculation was $194.1 million which was above the $158 million threshold required to generate a payout under this measure. The $194.1 million amount represents our Adjusted EBITDA before payment of bonus amounts related to the sale of our Korean subsidiary as noted below. For financial reporting purposes, our 2012 Adjusted EBITDA is $193.7 million.

Our Free Cash Flow for 2012 was negative $17.9 million, which was above the negative $42 million threshold required to generate a payout under this measure.

Our 2012 Adjusted EBITDA Change in Controllable Factors for purposes of the bonus calculation was $2 million, which was above the negative $19 million threshold required to generate a payout under this measure. The $2 million amount represents our Adjusted EBITDA before payment of bonus amounts related to the sale of our Korean subsidiary. For financial reporting purposes, our 2012 Adjusted EBITDA Change in Controllable Factors is $1.6 million.

Our calculated Increase in 2014 Sales Backlog for 2012 was $64 million, which was above the $0 million threshold required to generate a payout under this measure,

Each NEO was assigned a target bonus, expressed as a percentage of such participant’s base salary. Mr. Malcolm’s target bonus was 130%. Messrs. Gouin and Rajkovic each had a target bonus of 105%. Messrs. Bernard and Cook each had a target bonus of 80%. By applying the results for each measure to the 2012 Tower Bonus Plan table shown above, we calculated a payout of 108.8% of the targeted bonus for each of the NEOs. Because of the efforts necessary by each of the NEOs in 2012 related to the sale of our Korean subsidiary, we decided to increase the calculated payout of 108.8% to 119.5%.

We calculated Mr. Malcolm’s 2012 Tower Bonus Plan payment as follows: (i) the payout percentage of 119.5% multiplied by (ii) Mr. Malcolm’s individual bonus target percentage of base salary (130%) multiplied by (iii) Mr. Malcolm’s base salary of $840,000, resulting in a $1,304,940 overall bonus award. We calculated the 2012 Tower Bonus Plan payouts for the other NEOs in the same manner.

Equity-Based Long Term Incentive Awards — 2010 Equity Incentive Plan

We believe providing our NEOs with equity interests in our company motivates them to make decisions that will build the long-term value of our company and aligns their interests with those of our stockholders.

During 2010, our Board adopted our 2010 Equity Incentive Plan — pursuant to which a total of 4,600,000 shares of our common stock are authorized for issuance in the form of stock options, restricted stock awards and other equity-based awards. During 2012, we granted restricted stock units and stock options to each of our NEOs under the 2010 Equity Incentive Plan. We believe using a combination of stock options and RSUs provides a balance between striving for share price appreciation and retaining our executives.

Grants of Restricted Stock Units (RSUs) During 2012

On March 6, 2012 the Compensation Committee granted the following RSUs pursuant to our 2010 Equity Incentive Plan.

•	for our NEOs: Mr. Malcolm, 32,280 RSUs; Mr. Gouin, 9,079 RSUs; Mr. Rajkovic, 14,795 RSUs; Mr. Bernard, 7,686 RSUs; and Mr. Cook, 4,371 RSUs; and
•	for other executive officers as a group: 8,070 RSUs.

The RSUs granted on March 6, 2012 will vest ratably on March 6, 2013, March 6, 2014 and March 6, 2015 if the executive is employed by us on such vesting date. The RSUs will also vest in full upon the occurrence of a change in control of our company, or in the event the executive’s employment terminates due to death or disability, as defined in our 2010 Equity Incentive Plan.

Grants of Stock Options During 2012

On March 6, 2012 the Compensation Committee granted the following stock options pursuant to our 2010 Equity Incentive Plan.

•	for our NEOs: Mr. Malcolm, 146,253 stock options; Mr. Gouin, 41,134 stock options; Mr. Rajkovic, 67,033 stock options; Mr. Bernard, 34,822 stock options; and Mr. Cook, 19,805 stock options; and
•	for other executive officers as a group: 36,564 stock options.

The stock options granted on March 6, 2012 will vest ratably on March 6, 2013, March 6, 2014 and March 6, 2015 if the executive is employed by us on such vesting date. These options have an exercise price of $11.71. The options will also vest in full upon the occurrence of a change in control of our company, or in the event the executive’s employment terminates due to death or disability, as defined in our 2010 Equity Incentive Plan.

Defined Contribution Plan Retirement Benefits

We maintain a 401(k) Plan, a qualified defined contribution plan, and the NEOs are eligible to participate in this plan. We match 100% of the first 1% of each participant’s compensation that is contributed to the plan and 50% of the next 5% of such participant’s compensation that is contributed to the plan.

Employment Agreements and Severance Benefits

During 2012, we had employment agreements with each of the NEOs, except Mr. Bernard. Mr. Cook’s employment agreement expired on September 24, 2012. The employment agreements provide for the payment of severance benefits to the NEOs under specified circumstances. We believe severance benefits help us attract key executive talent. In entering into these agreements, we considered the benefit of receiving confidentiality, non-competition, non-solicitation and non-disparagement protections. In March 2013, each of our NEOs entered into an Amended and Restated Employment Agreement or an Employment Agreement. The amount and type of benefits under the employment agreements in place during 2012 are described below under “Potential Payments Upon Termination — Severance — 2012 Employment Agreements.” A summary of the changes in the new or amended 2013 Employment Agreements is provided below under “Potential Payments Upon Termination — 2013 Employment Agreements.”

Perquisites and Other Benefits

Messrs. Malcolm, Gouin, Rajkovic and Bernard each receive cash perquisites in the annual gross amount of $25,000. Mr. Cook receives cash perquisites in the annual gross amount of $20,000. We consider such amounts to be market competitive and part of the compensation package we believe is necessary to attract key talent. There are no restrictions on how each NEO may use such cash perquisites.

The NEOs participate in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance.

Stock Ownership Guidelines and Trading Policies

There are currently no equity ownership requirements or guidelines that any of our NEOs or other employees must meet or maintain. Pursuant to our insider trading policy, our Directors and NEOs are subject to certain anti-hedging restrictions, including the prohibition from making pledges, short sales, or transactions including options and other derivatives related to Tower stock.

Policy Regarding Restatements

The Compensation Committee will take appropriate action to comply with “clawback” regulations promulgated by the SEC pursuant to the Dodd-Frank Act in the event that we restate our financial statements due to material noncompliance with any financial reporting requirement under applicable securities laws.

Stockholder Advisory Vote to Approve Executive Compensation

Each year, our annual proxy materials will include a non-binding resolution seeking stockholder approval of the compensation paid to our NEOs (a say-on-pay vote). The say-on-pay vote that occurred at the 2012 annual meeting of stockholders resulted in 95.2% of stockholders approving the compensation paid to our NEOs. The Compensation Committee did not consider changing our compensation policies.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million per year paid by a publicly held corporation to its principal executive officer and to each of its three other most highly compensated executive officers, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). Under a transition rule that applies to Tower, for a period of three years after a corporation becomes publicly held, the deduction limits do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held so long as such plan or agreement was properly disclosed at the time of its initial public offering. When applicable, the Compensation Committee will consider the potential impact of Section 162(m) on compensation decisions, and intends to maintain flexibility to approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in order to provide competitive compensation packages.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

By the Compensation Committee,

Dev Kapadia, Chairman
Nicholas Chabraja
Dennis Donovan

COMPENSATION TABLES

2012 Summary Compensation Table

The following table summarizes the compensation of (1) our Chief Executive Officer, (2) our Chief Financial Officer, and (3) each of our three other most highly compensated executive officers for services rendered in fiscal 2012 who were serving as executive officers on December 31, 2012, which we refer to as our Named Executive Officers or NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Mark Malcolm President and Chief Executive Officer	2012	$840,000	$—	$377,999	$882,001	$1,304,940		$37,026	(4)	$3,441,966
	2011	$840,000	$—	$3,378,005	$—	$1,206,660		$36,787	(4)	$5,461,452
	2010	$816,667	$—	$6,608,056	$716,623	$2,964,850	(5)	$37,538	(4)	$11,143,734
James Gouin Executive Vice President and Chief Financial Officer	2012	$472,500	$—	$106,315	$248,065	$592,869		$35,517	(4)	$1,455,266
	2011	$472,500	$—	$1,106,307	$—	$548,218		$35,435	(4)	$2,162,460
	2010	$459,375	$—	$3,083,769	$201,551	$1,548,986	(6)	$35,391	(4)	$5,329,072
Michael Rajkovic Executive Vice President and Chief Operating Officer	2012	$577,500	$—	$173,249	$404,253	$724,618		$34,696	(4)	$1,914,316
	2011	$577,500	$—	$1,173,240	$—	$670,044		$34,458	(4)	$2,455,242
	2010	$561,458	$—	$4,405,375	$328,457	$2,020,983	(7)	$26,831	(4)	$7,343,104
James Bernard, President, Americas	2012	$400,000	$—	$90,003	$209,999	$494,900	(8)	$36,114	(4)	$1,231,016
	2011	$337,182	$—	$90,006	$154,003	$363,446	(9)	$27,647	(10)	$972,284
William Cook Senior Vice President, Global Human Resources	2012	$341,250	$—	$51,184	$119,437	$326,235		$33,156	(11)	$871,262

(1)	Represents the aggregate grant date fair value of stock awards. The assumptions used by us in making these calculations are described in Note 14 of the Notes to our 2012 year-end consolidated financial statements as set forth in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	Represents the dollar amount recognized by us for financial statement purposes as the aggregate grant date fair value of stock options. The assumptions used by us in making these calculations are described in the above-mentioned Note 14.
(3)	Represents amounts earned pursuant to the Tower Bonus Plan and, in 2010, amounts earned pursuant to our Special Incentive Program (“SIP”), and in 2011 and 2012, the amounts earned by Mr. Bernard pursuant to our Supplemental Value Creation Plan (“SVCP”). For 2010, our Compensation Committee established the SIP which provided an aggregate bonus pool of $5.5 million which was designed to reward the performance of NEOs and other senior executives in achieving certain operating objectives, including the retirement of certain specified debt. The SVCP was created for similar purposes for other management executives. The amounts for 2012 will be paid in April 2013.
(4)	Represents non-accountable cash perquisites of $25,000, income associated with certain benefits and company paid benefits (company paid benefits include company matching contributions to our 401(k) plan that were not included in the summary compensation table in our 2011 Proxy Statement).
(5)	Represents $1,750,000 earned pursuant to the SIP and $1,214,850 earned pursuant to the 2010 Tower Bonus Plan.
(6)	Represents $1,000,000 earned pursuant to the SIP and $548,986 earned pursuant to the 2010 Tower Bonus Plan.
(7)	Represents $1,350,000 earned pursuant to the SIP and $670,983 earned pursuant to the 2010 Tower Bonus Plan.
(8)	Represents $112,500 earned pursuant to the SVCP and $382,400 earned pursuant to the 2012 Tower Bonus Plan.
(9)	Represents $112,500 earned pursuant to the SVCP and $250,946 earned pursuant to the 2011 Tower Bonus Plan.

(10)	Represents non-accountable cash perquisites of $16,909, income associated with certain benefits and company paid benefits.
(11)	Represents non-accountable cash perquisites of $20,000, income associated with certain benefits and company paid benefits.

Grants of Plan-Based Awards

The following sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2012 made to our NEOs.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4),(5)
Name		Threshold	Target	Maximum
Mark Malcolm	1/1/2012	$0	$1,092,000	$2,184,000
	3/6/2012				32,280	146,253	$11.71	$1,260,000
James Gouin	1/1/2012	$0	$496,125	$992,250
	3/6/2012				9,079	41,134	$11.71	$354,380
Michael Rajkovic	1/1/2012	$0	$606,375	$1,212,750
	3/6/2012				14,795	67,033	$11.71	$577,502
James Bernard	1/1/2012	$0	$320,000	$640,000
	3/6/2012				7,686	34,822	$11.71	$300,002
William Cook	1/1/2012	$0	$273,000	$546,000
	3/6/2012				4,371	19,805	$11.71	$170,621

(1)	These amounts relate to the 2012 Tower Bonus Plan described above. For the actual amounts earned in 2012, see the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	Awards reflect the number of RSUs granted to the Named Executive Officers. The RSUs granted on 3/6/12 vest ratably over three years.
(3)	Awards reflect the number of shares of common stock covered by the stock options granted to the Named Executive Officers. The options vest ratably over three years.
(4)	Grant date fair value of stock options is the value per share, multiplied by a modified Black Scholes valuation of 51.5%, multiplied by the number of shares of common stock covered by the stock options granted to the Named Executive Officers (value per share was $11.71 for the 3/6/12 grant).
(5)	Grant date fair value of RSUs is the value per share, multiplied by the number of RSUs awarded (value per share was $11.71 for the 3/6/12 grant).

The stock options and RSUs granted during 2012 were granted pursuant to our 2010 Equity Incentive Plan. That plan authorizes the grant of the following types of awards: nonqualified stock options, or NSOs, incentive stock options, or ISOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, or RSUs, performance shares, performance units, other cash-based awards and other stock-based awards. Awards may be granted to employees, officers, non-employee board members, consultants and other service providers of our company and its affiliates. However, ISOs may be granted only to employees.

We have authorized a total of 4,600,000 shares of common stock for issuance pursuant to all awards granted under the 2010 Equity Incentive Plan. The number of shares issued or reserved pursuant to the 2010 Equity Incentive Plan (or pursuant to outstanding awards) is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends and other changes in our common stock. Shares subject to awards that have been terminated, expired unexercised, forfeited or settled in cash do not count as shares issued under the 2010 Equity Incentive Plan. No person may receive awards of stock options or SARs during any calendar year for more than 500,000 shares of our common stock.

Vesting of awards granted under the 2010 Equity Incentive Plan may be subject to the satisfaction of one or more performance goals established by the Compensation Committee. The performance goals may vary from participant to participant, group to group, and period to period. Performance goals may be weighted for different factors and measures. The Compensation Committee will certify the degree of attainment of performance goals after the end of each year.

The Compensation Committee may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the 2010 Equity Incentive Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Compensation Committee. The Compensation Committee may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and SARs to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or SAR in exchange for a substitute option; (d) cancel any award of restricted stock, RSUs, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock, RSU, performance share or performance unit for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or SAR in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control, and cancel any option or SAR without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Compensation Committee deems necessary or appropriate. The grant agreements for the RSUs and stock options granted provide for accelerated vesting upon a change in control. The Compensation Committee currently anticipates that grants of stock options, RSUs, restricted stock and other equity-based awards in the future will contain similar accelerated vesting provisions.

Outstanding Equity Awards at Fiscal Year-End Tables

The following 2012 Outstanding Equity Awards at Fiscal Year-End table summarizes our NEOs’ outstanding equity awards under the 2010 Equity Incentive Plan at December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Grant Date		OPTION AWARDS
Name			Number of Securities Underlying Unexercised Options(1) (#) Exercisable	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable	Option Exercise Price(1) ($)	Option Expiration Date(1)
Mark Malcolm	10/14/2010	(4)	33,409	66,818	$13.00	10/14/2020
	3/6/2012	(5)	0	146,253	$11.71	3/6/2022
James Gouin	10/14/2010	(4)	9,397	18,792	$13.00	10/14/2020
	3/6/2012	(5)	0	41,134	$11.71	3/6/2022
Michael Rajkovic	10/14/2010	(4)	15,313	30,625	$13.00	10/14/2020
	3/6/2012	(5)	0	67,033	$11.71	3/6/2022
James Bernard	10/14/2010	(4)	2,122	4,242	$13.00	10/14/2020
	3/3/2011	(4)	1,848	3,694	$16.65	3/10/2021
	8/15/2011	(6)	4,226	8,450	$14.81	8/15/2021
	3/6/2012	(5)	0	34,822	$11.71	3/6/2022
William Cook	10/14/2010	(4)	4,524	9,048	$13.00	10/14/2020
	3/6/2012	(5)	0	19,805	$11.71	3/6/2022

			STOCK AWARDS
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2),(3) ($)
Mark Malcolm	3/3/2011	(4)	15,135	$121,837
	12/20/2011	(7)	295,858	$2,381,657
	3/6/2012	(5)	32,280	$259,854
James Gouin	3/3/2011	(4)	4,256	$34,261
	12/20/2011	(7)	98,619	$793,883
	3/6/2012	(5)	9,079	$73,086
Michael Rajkovic	3/3/2011	(4)	6,936	$55,835
	12/20/2011	(7)	98,619	$793,883
	3/6/2012	(5)	14,795	$119,100
James Bernard	3/3/2011	(4)	1,832	$14,748
	8/15/2011	(6)	1,992	$16,036
	3/6/2012	(5)	7,686	$61,872
William Cook	3/3/2011	(4)	2,049	$16,494
	3/6/2012	(5)	4,371	$35,187

(1)	Refers to stock options.
(2)	Refers to RSUs.
(3)	Market Value is the number of RSUs multiplied by $8.05 (the closing sales price of our common stock on the New York Stock Exchange on December 31, 2012).
(4)	These options and RSUs vest ratably on March 1, 2013 and March 1, 2014.
(5)	These options and RSUs vest ratably on March 6, 2013, March 6, 2014 and March 6, 2015.
(6)	These RSUs vest ratably on August 15, 2013 and August 15, 2014.
(7)	These RSUs vest on December 31, 2014.

Equity Exercises and Vesting During 2012 Tables

No stock options were exercised by any of the NEOs during 2012.

The table below shows the number of RSUs acquired on vesting in 2012 and the value realized by the NEOs.

	Restricted Stock Unit Awards
	2012 Vesting Date	Number of RSUs Acquired on Vesting in 2012	Value Realized on Vesting in 2012
Mark Malcolm	4/20/2012	254,156	$2,836,381	(1)
	3/1/2012	7,568	$96,416	(2)
James Gouin	4/20/2012	118,606	$1,323,643	(1)
	3/1/2012	2,129	$27,123	(2)
Michael Rajkovic	4/20/2012	169,437	$1,890,917	(1)
	3/1/2012	3,469	$44,195	(2)
James Bernard	3/1/2012	916	$11,670	(2)
	8/15/2012	996	$8,337	(3)
William Cook	4/20/2012	33,887	$378,179	(1)
	3/1/2012	1,025	$13,059	(2)

(1)	The fair market value of these RSUs at vesting is determined by multiplying the number of vested shares by $11.16 (the FMV of the shares at vesting).
(2)	The fair market value of these RSUs at vesting is determined by multiplying the number of vested shares by $12.74 (the FMV of the shares at vesting).
(3)	The fair market value of these RSUs at vesting is determined by multiplying the number of vested shares by $8.37 (the FMV of the shares at vesting).

Potential Payments Upon Termination

Severance — 2012 Employment Agreements

During 2012 we had employment agreements with each of Messrs. Malcolm, Gouin, Rajkovic and Cook. Each of the employment agreements was approved and authorized by the Compensation Committee of our Board. Our employment agreements with Messrs. Malcolm, Gouin and Rajkovic have been extended such that their terms will continue until December 31, 2014 with each agreement being extendable for successive one-year periods or, if the executive agrees, two-year or three-year periods. Mr. Bernard did not have an employment agreement specifying a term of employment during 2012. Mr. Cook’s employment agreement expired on September 24, 2012.

Each Employment Agreement in place during 2012 provided for a minimum annual base salary ($840,000 for Mr. Malcolm, $472,500 for Mr. Gouin, $577,500 for Mr. Rajkovic, and $341,250 for Mr. Cook), and the agreements for Messrs. Malcolm, Rajkovic, Gouin and Cook provided that the executive’s base salary may be increased from time to time at our discretion. Each of the agreements also provide for eligibility for annual incentive compensation, currently at the target level of 130% of base salary for Mr. Malcolm, 105% of base salary for Messrs. Gouin and Rajkovic and 80% of base salary for Mr. Cook.

In March 2013, each of our NEOs entered into an Amended and Restated Employment Agreement or an Employment Agreement. A description of the new or amended 2013 Employment Agreements is provided below under “2013 Employment Agreements.”

Severance — 2012 Employment Agreements

Based on the terms of the Employment Agreements in place in 2012, if Messrs. Malcolm’s, Gouin’s, Rajkovic’s or Cook’s employment is terminated by us for “cause”, or in the case of Messrs. Malcolm, Gouin and Cook by the executive without “good reason,” as these terms are defined in their respective employment agreements, the executive will be entitled to receive the following benefits, which we refer to as the accrued benefits:

•	the amount of any base salary earned and due but not paid through the date of termination;
•	the amount of any annual bonus relating to the calendar year prior to the year of termination that was earned on the applicable bonus approval date but unpaid; and
•	any reimbursable expenses that have not been reimbursed.

If Mr. Malcolm’s, Mr. Gouin’s, Mr. Rajkovic’s or Mr. Cook’s employment is terminated due to his death or disability, if we terminate any such executive’s employment without “cause”, if he terminates his employment for “good reason” (other than in the case of Mr. Rajkovic) or if his employment agreement terminates because we do not elect to extend the term of the agreement, he will receive the following benefits:

•	the accrued benefits;
•	an aggregate amount equal to (i) in the case of Mr. Malcolm, two times his annualized base salary in effect as of the effective date of termination payable in 12 equal monthly installments, and (ii) in the case of Messrs. Gouin, Rajkovic and Cook, one times his annualized base salary in effect as of the effective date of termination payable in 12 equal monthly installments;
•	a pro-rated portion (based on the number of days in the calendar year up to and including the date of termination) of the annual bonus relating to the calendar year of termination based on the actual awards for the plan year of termination (or a reasonable good faith determination of the expected amount of the actual awards if the actual awards are not determinable by March 15 of the calendar year following the calendar year of termination); and
•	COBRA premiums will be waived to the extent the cost of coverage exceeds the cost we charge for active employees for similar coverage, until the first to occur of (i) the first twelve months of COBRA coverage or (ii) the date the executive is covered under another group health plan.

If Mr. Bernard’s employment is terminated involuntarily and without cause, he will be entitled to receive, pursuant to our executive severance policy, an aggregate amount equal to one times his annualized base salary as of the effective date of termination. COBRA premiums will be waived to the extent the cost of coverage exceeds the cost we charge for active employees for similar coverage, until the first to occur of (i) the first twelve months of COBRA coverage, or (ii) the date he is covered under another group health plan. Mr. Bernard will also receive any other payments due to him according to the Company’s policies at the time of termination.

The following tables set forth the benefits potentially payable to each Named Executive Officer in the event of a termination of such person’s employment, assuming that such events occurred as of December 31, 2012:

Mark Malcolm	Severance Amounts(1)		Benefits Continuation		Vested RSUs		Total
Termination by us for any reason (other than by us for cause) or because we do not extend the term of Mr. Malcolm’s employment agreement	$1,680,000	(2)	—	(3)	$2,381,657	(4)	$4,061,657
Termination by Mr. Malcolm for good reason	$1,680,000	(2)	—	(3)	—		$1,680,000
Termination by us for cause	—		—		—		—
Termination by Mr. Malcolm without good reason	—		—		—		—

(1)	In the event of any termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Severance — 2012 Employment Agreements”. In the event Mr. Malcolm’s employment is terminated by us other than for cause, the RSUs granted on December 20, 2011 will vest assuming his employment continued until the date of vesting.
(2)	Aggregate amount represents two times Mr. Malcolm’s annualized rate of base salary as of the effective date of termination in accordance with the terms of his employment agreement. Aggregate amount does not include a pro-rated portion of the 2013 annual bonus Mr. Malcolm would be entitled to receive in the event of such a termination during 2013, as more fully described above.
(3)	Pursuant to Mr. Malcolm’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months. Mr. Malcolm has waived health coverage.
(4)	Represents the value of RSUs that vest after termination, based on the number of unvested RSUs granted on December 20, 2011 of 295,858 multiplied by the closing sale price of our common stock on the New York Stock Exchange on December 31, 2012 ($8.05).

James Gouin	Severance Amounts(1)		Benefits Continuation		Vested RSUs		Total
Termination by us for any reason (other than by us for cause) or because we do not extend the term of Mr. Gouin’s employment agreement	$472,500	(2)	$10,344	(3)	$793,883	(4)	$2,276,727
Termination by Mr. Gouin for good reason	$472,500	(2)	$10,344	(3)	—		$482,844
Termination by us for cause	—		—		—		—
Termination by Mr. Gouin without good reason	—		—		—		—

(1)	In the event of termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Severance — 2012 Employment Agreements”. In the event Mr. Gouin’s employment is terminated by us other than for cause, the RSUs granted on December 20, 2011 will vest assuming his employment continued until the date of vesting.
(2)	Aggregate amount represents one times Mr. Gouin’s annualized rate of base salary as of the effective date of termination in accordance with the terms of his employment agreement. Aggregate amount does not include a pro-rated portion of the 2013 annual bonus Mr. Gouin would be entitled to receive in the event of such a termination during 2013, as more fully described above.
(3)	Pursuant to Mr. Gouin’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.
(4)	Represents the value of RSUs that vest after termination, based on the number of unvested RSUs granted on December 20, 2011 of 98,619 multiplied by the closing sale price of our common stock on the New York Stock Exchange on December 31, 2012 ($8.05).

Michael Rajkovic	Severance Amounts(1)		Benefits Continuation		Vested RSUs		Total
Termination by us for any reason (other than by us for cause) or because we do not extend the term of Mr. Rajkovic’s employment agreement	$577,500	(2)	$10,675	(3)	$793,883	(4)	$1,382,058
Termination by us for cause or resignation by Mr. Rajkovic	—		—		—		—

(1)	In the event of termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Severance — 2012 Employment Agreements”. In the event that Mr. Rajkovic’s employment is terminated by us other than for cause, the RSUs granted on December 20, 2011 will vest assuming his employment continued until the date of vesting.

(2)	Aggregate amount represents one times Mr. Rajkovic’s annualized rate of base salary as of the effective date of termination in accordance with the terms of his employment agreement. Aggregate amount does not include a pro-rated portion of the 2013 annual bonus Mr. Rajkovic would be entitled to receive in the event of such a termination during 2013, as more fully described above.
(3)	Pursuant to Mr. Rajkovic’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.
(4)	Represents the value of RSUs that vest after termination, based on the number of unvested RSUs granted on December 20, 2011 of 98,619 multiplied by the closing sale price of our common stock on the New York Stock Exchange on December 31, 2012 ($8.05).

James Bernard	Severance Amounts		Benefits Continuation		Total
Termination by us for any reason (other than by us for cause)	$400,000	(1)	$10,344	(2)	$410,344
Termination by us for cause or by Mr. Bernard	—		—		—

(1)	Aggregate amount represents one times Mr. Bernard’s annualized rate of base salary as of the effective date of termination in accordance with the terms of our executive severance policy.
(2)	Pursuant to the terms of our executive severance policy, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.

William Cook	Severance Amounts(1)		Benefits Continuation		Total
Termination by us for any reason (other than by us for cause) or because we do not extend the term of Mr. Cook’s employment agreement	$341,250	(2)	$10,344	(3)	$351,594
Termination by Mr. Cook for good reason	$341,250	(2)	$10,344	(3)	$351,594
Termination by us for cause	—		—		—
Termination by Mr. Cook without good reason	—		—		—

(1)	In the event of termination either by us or by the executive, the executive is entitled to the accrued benefits as described under “Severance — 2012 Employment Agreements”.
(2)	Aggregate amount represents one times Mr. Cook’s annualized rate of base salary as of the effective date of termination in accordance with the terms of his employment agreement. Aggregate amount does not include a pro-rated portion of the 2013 annual bonus Mr. Cook would be entitled to receive in the event of such a termination during 2013, as more fully described above.
(3)	Pursuant to Mr. Cook’s employment agreement, COBRA premiums will be waived to the extent the cost exceeds the cost we charge for active employees for similar coverage for 12 months.

2013 Employment Agreements

In March 2013, each of Messrs. Malcolm, Gouin, and Rajkovic entered into an Amended and Restated Employment Agreement, and each of Mr. Bernard and Mr. Cook entered into an Employment Agreement. The amended and restated agreements for Messrs. Malcolm, Gouin and Rajkovic are substantially the same as their prior employment agreements, and the employment agreements for Mr. Bernard and Mr. Cook are consistent with their existing compensation and employment arrangements. Our employment agreements with Messrs. Malcolm, Gouin and Rajkovic will continue until December 31, 2014 with each agreement being extendable for successive one-year periods or, if the executive agrees, two-year or three-year periods. Our employment agreements with Messrs. Bernard and Cook will continue until December 31, 2015 with each agreement being extendable for successive one-year periods or, if the executive agrees, two-year or three-year periods. The principal differences from the previous agreements or arrangements for these officers relate to modified severance provisions as explained below.

If within two years following a Change in Control, Mr. Malcolm, Mr. Gouin, Mr. Rajkovic, Mr. Bernard or Mr. Cook is terminated by the Company without cause or if any such officer terminates his employment for good reason, such officer will receive severance benefits equal to two times his annual salary and target bonus, a pro rata bonus based on the actual bonus earned during the year of termination, and subsidized healthcare continuation for 18 months, subject to execution of a release and compliance with confidentiality, non-solicitation, non-compete, non-disparagement and cooperation requirements. The salary severance amount is payable over a 24-month period.

If the employment of Mr. Gouin, Mr. Rajkovic, Mr. Bernard or Mr. Cook is terminated on the basis of one of several non-Change in Control circumstances listed in the respective officer’s agreement, such officer will receive severance benefits equal to one times annual salary, a bonus equal to the average of the respective officer’s bonuses paid over the three consecutive years prior to termination, a pro-rated bonus based on the actual bonus earned during the year of termination, and subsidized healthcare continuation for 12 months, subject to execution of a release and compliance with confidentiality, non-solicitation, non-compete, non-disparagement and cooperation requirements. The salary severance amount is payable over a 12-month period.

Each of the agreements also includes provisions (i) providing that all equity awards would vest upon a Change in Control, and (ii) permitting an officer’s aggregate Change in Control payments to exceed the Internal Revenue Code Section 280G cap if, after an officer’s payment of all taxes and penalties, the officer has an after-tax benefit that exceeds the officer’s after-tax benefit capped at the Code Section 280G limit.

The agreements for Mr. Bernard and Mr. Cook also include a cash retention bonus equal to $720,000 and $614,250 respectively, if the officer is still employed on December 31, 2015. The retention bonus vests earlier upon a Change in Control or if the officer is terminated by the Company without cause or upon death or disability. The agreements for Mr. Bernard and Mr. Cook also include the same confidentiality, non-solicitation, non-compete, non-disparagement and cooperation covenants that are included in the agreements for Messrs. Malcolm, Gouin and Rajkovic.

Compensation of Board Members

The following table sets forth a summary of our non-employee board members’ compensation for fiscal 2012.

Name	Fees Earned or Paid in Cash	Total
Nicholas Chabraja	$305,000	$305,000
James Chapman	$160,000	$160,000
Frank English	$150,000	$150,000
Dennis Donovan	$150,000	$150,000
Jonathan Gallen	$150,000	$150,000
Dev Kapadia	$100,000	$100,000
Chan Galbato	$100,000	$100,000
Larry Schwentor(1)	$85,887	$85,887
Scott Wille(2)	$80,108	$80,108
Ronald Kolka(3)	$20,161	$20,161

(1)	Mr. Schwentor resigned from our Board effective July 27, 2012.
(2)	Mr. Wille resigned from our Board effective October 19, 2012.
(3)	Mr. Kolka joined our Board effective October 19, 2012.

SECURITY OWNERSHIP

The following table sets forth as of March 12, 2013, certain information with respect to the beneficial ownership of our common stock by:

•	each of our Named Executive Officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person or group of affiliated persons who is known by us to beneficially own more than 5% of our common stock

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC’s rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In addition, a person who has the right to acquire beneficial ownership of securities within sixty days after a specified date is deemed to be the beneficial owner of those securities as of that date. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity excludes shares reserved for issuance under RSUs granted pursuant to one of our benefit plans.

Unless otherwise indicated, the address of each beneficial owner is c/o Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, MI 48152.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Directors:
Mark Malcolm(1)	444,703	2.1%
James Gouin(2)	148,957	*
Michael Rajkovic(3)	234,729	1.1%
James Bernard(4)	3,513	*
William Cook(5)	53,733	*
Nicholas Chabraja	4,000	*
James Chapman	—	—
Dennis Donovan	—	—
Frank English	1,500	*
Chan Galbato	—	—
Jonathan Gallen	—	—
Dev Kapadia	—	—
Ronald Kolka	—	—
Executive officers and directors as a group (16 persons)(6)	989,045	4.7%
5% Stockholders
Stephen Feinberg(7)	13,599,281	65.2%
Ameriprise Financial, Inc. (“AFI”)/Columbia Management Investment Advisers, LLC (“CMIA”)(8)	1,161,846	5.6%
Robeco Investment Management, Inc.(9)	1,117,965	5.4%
Royce & Associates, LLC(10)	1,101,651	5.3%

*	Less than 1%.

(1)	Excludes 100,227 shares of common stock underlying stock options which we granted in connection with the consummation of the Company’s initial public offering (the “IPO”). Also excludes 7,567 shares of common stock underlying RSUs granted on March 3, 2011; 295,858 shares of common stock underlying RSUs granted on December 20, 2011; 21,520 shares of common stock underlying RSUs granted on March 6, 2012; 146,253 shares of common stock underlying stock options granted on March 6, 2012; and 29,122 shares of common stock underlying RSUs granted on March 5, 2013.
(2)	Excludes 28,189 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 2,128 shares of common stock underlying RSUs granted on March 3, 2011; 98,619 shares of common stock underlying RSUs granted on December 20, 2011; 6,052 shares of common stock underlying RSUs granted on March 6, 2012; 41,134 shares of common stock underlying stock options granted on March 6, 2012; and 8,190 shares of common stock underlying RSUs granted on March 5, 2013.
(3)	Excludes 45,938 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 3,468 shares of common stock underlying RSUs granted on March 3, 2011; 98,619 shares of common stock underlying RSUs granted on December 20, 2011; 9,863 shares of common stock underlying RSUs granted on March 6, 2012; 67,033 shares of common stock underlying stock options granted on March 6, 2012; and 13,347 shares of common stock underlying RSUs granted on March 5, 2013.
(4)	Excludes 6,364 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 5,542 shares of common stock underlying stock options granted on March 10, 2011; 916 shares of common stock underlying RSUs granted on March 10, 2011; 1,992 shares of common stock underlying RSUs granted on August 15, 2011; 12,676 shares of common stock underlying stock options granted on August 15, 2011; 5,124 shares of common stock underlying RSUs granted on March 6, 2012; 34,822 shares of common stock underlying stock options granted on March 6, 2012; and 6,934 shares of common stock underlying RSUs granted on March 5, 2013.
(5)	Excludes 13,572 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 1,024 shares of common stock underlying RSUs granted on March 3, 2011; 2,914 shares of common stock underlying RSUs granted on March 6, 2012; 19,805 shares of common stock underlying stock options granted on March 6, 2012; and 3,944 shares of common stock underlying RSUs granted on March 5, 2013.
(6)	Excludes 219,346 shares of common stock underlying stock options which we granted in connection with the consummation of the IPO. Also excludes 16,079 shares of common stock underlying RSUs granted on March 3, 2011; 5,542 shares of common stock underlying stock options which we granted on March 10, 2011; 916 shares of common stock underlying RSUs granted on March 10, 2011; 12,676 shares of common stock underlying stock options granted on August 15, 2011; 1,992 shares of common stock underlying RSUs granted on August 15, 2011; 493,096 shares of common stock underlying RSUs granted on December 20, 2011; 345,611 shares of common stock underlying stock options we granted on March 6, 2012; 50,853 shares of common stock underlying RSUs granted on March 6, 2012; 15,484 shares of common stock underlying stock options granted on June 1, 2012; 3,418 shares of common stock underlying RSUs granted on June 1, 2012; and 74,853 shares of common stock underlying RSUs granted on March 5, 2013.
(7)	Tower International Holdings, LLC (“Tower Holdings”) owns 12,467,866 shares of our common stock. In addition, Tower Holdings is a party to voting agreements (the “Voting Agreements”) with certain current and former senior executive officers, directors and/or consultants of the Company (collectively, the “Tower Affiliated Individuals”). Pursuant to the Voting Agreements, Tower Holdings has the power to vote certain securities of the Company beneficially owned by the Tower Affiliated Individuals. Pursuant to the limited liability company agreement of Tower Holdings, Cerberus Capital Management, L.P. (“CCM”), the manager of Tower Holdings, possesses (i) the sole power to vote and the sole power to direct the disposition of the securities held by Tower Holdings and (ii) the sole power to vote the securities of the Company which are subject to the Voting Agreements. Stephen Feinberg is the president, sole director and sole shareholder of Craig Court, Inc., which is the managing member of Craig Court GP, LLC, which is the general partner of CCM. Accordingly, Mr. Feinberg possesses (x) the sole power to vote and the sole power to direct the disposition of the securities of the Company held by Tower Holdings and (y) the sole power to vote the securities of the Company which are subject to the Voting Agreements. As a result of the foregoing, Mr. Feinberg may be deemed to beneficially own an aggregate of 13,599,281 shares of Common Stock, or 67.2% of the Common Stock outstanding.

(8)	Based on information set forth in a Schedule 13G/A filed February 13, 2013. The address of AFI, the parent of CMIA, is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474. CMIA’s address is 225 Franklin Street, Boston, Massachusetts 02110.
(9)	Based on information set forth in a Schedule 13G/A filed February 6, 2013. The stockholder’s address is One Beacon St., Boston, MA 02108.
(10)	Based on information set forth in a Schedule 13G filed February 1, 2013. The stockholder’s address is 745 Fifth Avenue, New York, New York 10151.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Cerberus does not charge us a quarterly or annual management or sponsor fee. During 2012 we reimbursed COAC, an affiliate of CCM, less than $25,000 for consulting services. If we request COAC, an affiliate of Cerberus, to provide consulting services in the future, we would expect to reimburse COAC for the salaries and benefits of the individuals providing such services on behalf of COAC.

We made pension payments of 210,000 Euro (or $276,000 based on the average exchange rate during 2012) in 2012 to the mother of Gyula Meleghy, our former President, International Operations, as required pursuant to the terms of the acquisition by the Predecessor, of Dr. Meleghy & Co. GmbH on January 1, 2000.

Tower is party to a registration rights agreement with the Majority Stockholder. The agreement provides the Majority Stockholder with certain demand and piggyback registration rights, as well as indemnification protection and expense reimbursement in the event that shares of the Majority Stockholder’s common stock are sold pursuant to a registration statement covered by that agreement.

Certain of our executive officers are parties to voting agreements with Cerberus related to RSUs granted to such officers in 2010. Those voting agreements enable Cerberus to direct the voting of the shares of Tower common stock that such individuals receive pursuant to the RSU grants and upon exercise of stock option grants. However, such voting agreements do not restrict the transferability of the underlying shares of common stock.

Related Party Transaction Policy

Our Board recognizes that related person transactions, as defined in our related person transaction policy, present a risk of actual or perceived conflicts of interest that could damage the reputation and public trust of our Company. It is our policy that all related party transactions shall be subject to approval or ratification in accordance with our related person transaction policy.

The Audit Committee will review this policy annually and will recommend amendments, if any, to the Board for its consideration. In addition, the Board has determined that the Audit Committee shall consider, approve or ratify each related person transaction. The Audit Committee will, in determining whether to approve or ratify a related person transaction, take into account, among other factors it deems appropriate: (i) the benefits to our Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the proposed related person transaction; (v) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party; and (vi) the extent of the related person’s interest in the transaction. No member of the Audit Committee will participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

None of the transactions described above under “Related Party Transactions” were approved pursuant to this policy as the policy was implemented subsequent to the transactions. However, each transaction was approved by Tower’s Board comprised at that time. All future transactions of this nature will be approved pursuant to the Company’s written policy now in effect, as required by the specific terms of the policy.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities

To the Company’s knowledge, based solely on a review of the copies of such filings furnished to the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10 percent beneficial owners were complied with on a timely basis during the year ended December 31, 2012.

Stockholder Proposals and Nominations for Director

Deadlines to Have Matters Considered at a Meeting.  Under the Company’s Bylaws, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely written notice of the nomination or such other business to the Company’s Corporate Secretary and such business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after the anniversary of the prior year’s meeting, notice must be delivered not later than the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which the Company makes public announcement of the date of the meeting. For purposes of the 2014 annual meeting, assuming it is not moved more than thirty (30) days before or more than sixty (60) days after April 19, 2014, to be timely, a stockholder’s notice must be delivered to the Corporate Secretary not later than Monday, January 20, 2014, nor earlier than Friday, December 20, 2013. Any such notice must include the applicable information required pursuant to Section 2.10 of the Company’s Bylaws. Nominations or proposals not meeting these requirements will not be entertained at the annual meeting.

Deadlines for Inclusion of Matters in the Company’s Proxy Materials.  Stockholders interested in submitting a proposal for inclusion in the Company’s proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Under Rule 14a-8, to be eligible for inclusion in the Company’s proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders, among other things, a proposal must qualify as a proper subject matter under SEC Rule 14a-8 and be received no later than November 19, 2013.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from the stockholder’s broker or the Company that they or the Company will be householding materials to the stockholder’s address, householding will continue until the stockholder is notified otherwise or until the stockholder revokes the stockholder’s consent. If, at any time, the stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, or if the stockholder is receiving multiple copies of the proxy statement and wishes to receive only one, the stockholder should notify the stockholder’s broker if the stockholder’s shares are held in a brokerage account or the Company if the stockholder holds common stock directly. The Company will deliver promptly upon request a separate copy of the 2012 Annual Report to Stockholders or Proxy Statement, as applicable, to a stockholder at a shared address to which a single copy of the document was delivered. Requests in writing should be addressed to: Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, Attention: Investor Relations.

Annual Report; Financial and Other Information

The Company’s annual audited financial statements and review of operations for 2012 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. A copy of the 2012 Form 10-K is included in the 2012 Annual Report to Stockholders, which is being mailed concurrently with this Proxy Statement to each stockholder. The Company will furnish without charge a copy of the 2012 Form 10-K (including the financial statements, schedules and a list of exhibits), as well as a copy of any of the documents referenced in this Proxy Statement as being available upon written request, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company’s Annual Report on Form 10-K may be obtained without charge over the Internet at the Company’s website at www.towerinternational.com or at the Securities and Exchange Commission’s website at www.sec.gov. The Company’s Annual Report to Stockholders may be obtained without charge over the Internet at the Company’s website at www.towerinternational.com. The Company will also furnish copies of any exhibits to the 2012 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Tower International, Inc., 17672 Laurel Park Drive North, Suite 400E, Livonia, Michigan 48152, Attention: Investor Relations.

Director Attendance

Our Board members are encouraged, but not required by any specific Board policy, to attend our Annual Meeting of stockholders. All Board members attended the Company’s 2012 Annual Meeting of its stockholders.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be brought before the Annual Meeting. However, if any other matter that may properly be acted upon properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

By Resolution of the Board of Directors,

Nanette Dudek
Secretary

March 22, 2013

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Nicholas D. Chabraja 02 Dev Kapadia 03 Mark Malcolm

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 Advisory vote on executive compensation.	☐	☐	☐
3 Ratification of the appointment of Deloitte & Touche LLP, as the Company's registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000164879_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, and AR/10K Wrap is/are available at www.proxyvote.com .

TOWER INTERNATIONAL, INC.
Annual Meeting of Stockholders
April 19, 2013 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Mark Malcolm, Dev Kapadia and Nanette Dudek, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TOWER INTERNATIONAL, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on April 19, 2013, at Laurel Park Office Complex, 17672 Laurel Park Drive North, Livonia, Michigan, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000164879_2 R1.0.0.51160